                                                         Exhibit 11.1

                   THE HOME DEPOT, INC. AND SUBSIDIARIES

                           Computation of Earnings
                   Per Common and Common Equivalent Share

(In Thousands, Except Per Share Data)
                               Three Months Ended      Nine Months Ended
Primary                      November 2, October 27,  November 2, October 27,
                                1997        1996          1997        1996
Net Earnings Applicable to
  Common and Common
  Equivalent Shares          $  235,878  $  221,371   $  852,590  $  686,564

Tax Effected Interest
  Expense, Net of Interest
  Capitalized, Attributable
  to 3.25% Convertible
  Subordinated Notes              5,845       1,659       17,531       1,659
                             $  241,723  $  223,030   $  870,121  $  688,223
Shares:
Weighted Average Number of
 Common and Common
  Equivalent Shares Assuming
  the higher of the Ending
  or Average Market  Price
  for Period                   741,604      725,043      739,750     723,084

 Additional Shares from
   Assumed Conversion of
   3.25% Convertible
   Subordinated Notes           23,956        6,845       23,956       2,282

                               765,560      731,888      763,706     725,366
Primary Earnings per Common
 and Common Equivalent
  Share                      $   0.316   $    0.305   $   1.139   $    0.949



(1) Common equivalent shares represent shares granted under the Company's employee stock purchase plan and stock option plans for the three and nine month periods ended November 2, 1997 and October 27, 1996. All periods have been adjusted to reflect the three-for-two stock split in July 1997.

(2)  Primary Earnings per Common and Common Equivalent Shares excluding the
     $104,000,000 non-recurring charge were $.399 for the three months and $1.223 for the nine months ended November 2, 1997.

(3)  The Company's 3.25% Convertible Subordinated Notes issued on October 2,
     1996, are common stock equivalents. For the three and nine month periods ended November 2, 1997 and October 27, 1996, the Notes were dilutive and, accordingly, were assumed to be converted at the beginning of the accounting period for purposes of calculating earnings per share.
